Exhibit 10.54

FIRST AMENDED AND RESTATED

ROYALTY DEFERMENT AND OPTION AGREEMENT

This First Amended and Restated Royalty Deferment and Option Agreement (this “Agreement”) entered into this 14th day of August, 2014, by and among Armstrong Coal Company, Inc. (“Armstrong”), Thoroughfare Mining, LLC (“Thoroughfare”), Western Diamond LLC (“WD”), Western Land Company, LLC (“WLC”, and together with Armstrong, Thoroughfare, WD, and any other wholly-owned subsidiary of Armstrong Energy, Inc. who may from time to time own or lease any portion of the Subject Assets and who joins into this Agreement by executing a joinder hereto, collectively referred to as the “Armstrong Entities”) and Thoroughbred Resources, L.P. (“Thoroughbred”), Western Mineral Development, LLC (“WMD”), and Ceralvo Holdings, LLC (“Ceralvo”, and, together with Thoroughbred, WMD and any wholly-owned subsidiary of Thoroughbred who may from time to time own or lease any portion of the Subject Assets and who joins entity this Agreement by executing a joinder hereto, the “Thoroughbred Entities”) (collectively, the “Parties”).

RECITALS

A. WLC, WD, and the Thoroughbred Entities, as lessors, have entered into, or will in the future enter into, coal mining leases and subleases with Armstrong Entities, as lessees (the “Existing Leases”), pursuant to which one of the Armstrong Entities, as applicable, leases real property interests in exchange for the payment of a production royalty as set forth in the Existing Leases (the “Production Royalty”) upon the terms and conditions set forth therein.

B. One or more of the Parties owns an interest in the fee and/or leasehold estates associated with each of the coal reserves and other real property identified on Exhibit A (the “Subject Assets”).

C. On October 11, 2011 (but effective as of February 9, 2011), Armstrong, WD, WLC, WMD, and Ceralvo entered into a Royalty Deferment and Option Agreement (the “Original Agreement”), pursuant to which Armstrong was granted the option to defer payment of WMD’s and Ceralvo’s share of the Production Royalty owed pursuant to the Existing Leases. In exchange for the foregoing, the Armstrong Entities (other than Thoroughfare) granted to WMD the option to acquire an additional ownership interest in the Subject Assets (as defined by the Original Agreement) and to pay for such additional interest by applying an amount equal to the deferred portion of the Production Royalty.

D. On February 1, 2014, the Certificate of Limited Partnership of Armstrong Resource Partners, L.P. was amended to change its name to “Thoroughbred Resources, L.P.”

E. The Parties desire to enter into this Agreement to amend and restate the Original Agreement to add to the Subject Assets specific tracts of real property that were not included on Exhibit A to the Original Agreement and, in addition: (i) to modify the definitions of “Production Royalty” and “Existing Leases” to allow the Armstrong Entities to defer payment of cash royalty with respect to a larger group of leases and subleases; (ii) to join Thoroughbred and Thoroughfare as Parties; (iii) to provide for initial conveyances of ownership percentages between the Parties at an initial closing so that the Thoroughbred Entities will own an equal percentage of all Subject Assets; and (iv) to make conforming changes and certain additional modifications to the Agreement.

F. Unless otherwise specifically set forth herein, capitalized terms shall have the meanings given them in the Original Agreement.

AGREEMENT

NOW, THEREFORE, the Original Agreement is hereby amended and restated in its entirety to read as follows:

1. Option to Defer Production Royalty. The Parties hereby agree that each calendar year, the Armstrong Entities shall have the option to elect to defer payment (in whole or in part) of the Thoroughbred Entities’ share of the Production Royalty until the following year (the “Deferment Option”), including any amounts previously deferred by the Armstrong Entities hereunder. The Armstrong Entities shall provide notice to the Thoroughbred Entities of their intent to exercise the Deferment Option each year at least 30 days prior to the commencement of the calendar year for which the option is being exercised and shall, within 30 days following the end of such year, provide notice of the amount of the Production Royalty being deferred. If the Armstrong Entities fail to give notices within such times, the Thoroughbred Entities shall provide notice to the Armstrong Entities and provide an additional reasonable time in which to exercise the Deferment Option. Notwithstanding anything to the contrary, the Parties agree that the Armstrong Entities shall have been deemed to have exercised the Deferment Option with respect to the entirety of the Production Royalty for 2013 and 2014. In the event that the Armstrong Entities elect not to exercise the Deferment Option for a given year, then any amounts previously deferred shall be paid to the Thoroughbred Entities no later than April 1 of such year, and all other amounts owed to the Thoroughbred Entities shall be paid promptly when due thereafter.

2. Term of Deferment Option. The Deferment Option shall continue from year-to-year until the Thoroughbred Entities have acquired sole ownership of the Subject Assets or the Parties mutually agree to terminate this Agreement.

3. Option to Acquire Additional Interest in Subject Assets. In the event that the Armstrong Entities exercise the Deferment Option in any year pursuant to the terms of Section 1, then the Thoroughbred Entities shall have the option to acquire an additional interest in the Subject Assets in complete satisfaction of the amounts deferred by the Armstrong Entities pursuant to the sale and leaseback transaction described below (the “Sale/Leaseback Option”) at the conclusion of the calendar year for which such amounts were deferred or at such other time during the calendar year as mutually agreed upon by the Armstrong Entities and Thoroughbred Entities. The Thoroughbred Entities shall provide notice to the Armstrong Entities of their intent to exercise the Sale/Leaseback Option at least 120 days after receipt of notice from the

Armstrong Entities pursuant to Section 1. In the event the Thoroughbred Entities do not exercise the Sale/Leaseback Option in a given year, then the amounts otherwise due shall remain subject to subsequent deferment by the Armstrong Entities pursuant to the provisions of Section 1.

4. Exclusion of Certain Parkway-Related Surface Properties. The Parties agree that the Subject Assets subject to the Sale/Leaseback Option shall not include any portion of the real property as to which WMD re-conveyed its entire 39.45% interest to WLC pursuant to (a) Quitclaim Deed dated March 30, 2012, of record in Deed Book 557, Page 692 in the Office of the Clerk of Muhlenberg County, Kentucky, or (b) Quitclaim Deed dated March 30, 2012, of record in Deed Book 557, Page 701 in the Office aforesaid.

5. Sale and Leaseback of Subject Assets. In the event the Thoroughbred Entities exercise the Sale/Leaseback Option for a given year, then the Armstrong Entities shall sell an undivided joint interest in the Subject Assets to the Thoroughbred Entities, and such interest shall be equal to a fraction, the numerator of which shall be equal to the amount of the Production Royalty deferred by the Armstrong Entities up to and including the year for which the Sale/Leaseback Option is being exercised (the “Purchase Price”), and the denominator of which is a dollar amount the Parties agree represents the aggregate fair market value of the Subject Assets (the “Purchased Interest”). The Existing Leases shall be amended as necessary to reflect the conveyance of the Purchased Interest. In the event that the Purchased Interest applies to Subject Assets for which there is no Existing Lease, the Parties shall enter into a new lease for such Subject Assets on substantially the terms of the then-existing Existing Leases.

6. Closing. The Parties hereby agree that the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before ninety (90) days after the end of year for which the Deferment Option has been exercised (the “Closing Date”), or at such date as the Parties shall mutually agree. The truth and correctness of the representations and warranties of each Party as of the Closing Date shall be a condition precedent to performance of the other Party’s obligation to perform its Closing obligations. At each Closing, the Parties shall execute and record appropriate agreements and instruments of conveyance in accordance with past practices for the conveyance of Subject Assets between them. The Party executing a deed as grantor shall be responsible for the payment of any applicable transfer taxes, and the Party receiving the deed shall be responsible for payment of all recording fees.

7. Initial Closing. Within 60 days of the date hereof, the Parties shall conduct a Closing with respect to the outstanding deferred Production Royalty for 2013 in a manner that will also serve to equalize the percentage owned by the Thoroughbred Entities across all Subject Assets. Such Closing shall include the following actions and conveyances:

a.	In a transaction that has been approved by all of the independent directors of Armstrong Energy, Inc. and determined by all such directors to be a fair and reasonable arm’s-length transaction, the Thoroughbred Entities shall convey to the Armstrong Entities a 7.97% undivided interest in the Subject Assets listed as the “Original Properties” on Exhibit A in exchange for the conveyance by the Armstrong Entities to the Thoroughbred Entities of a 45.43% undivided interest in Subject Assets listed as the “Added Properties” on Exhibit A.

b.	The sum of $8,203,510 in deferred Production Royalty for calendar year 2013 owed by Armstrong to WMD shall be credited as payment for the conveyance by the Armstrong Entities to the Thoroughbred Entities of a 3.85% undivided interest in all of the Subject Assets.

c.	As a result of the above-described conveyances, the Thoroughbred Entities will own a 49.28% undivided interest in all of the Subject Assets and the Armstrong Entities will own a 50.72% undivided interest in all of the Subject Assets.

8. Representations of the Armstrong Entities. Each of the Armstrong Entities represents and warrants as of the date hereof and the Closing Date, as follows:

(a)	The entity is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)	The entity has all power and authority to enter into the Agreement and any ancillary documents contemplated herein, and the Agreement and the transactions contemplated herein have been approved by all requisite action by its directors, members or managers, as applicable.

(c)	The Agreement constitutes a legal, valid and binding obligation of the entity, enforceable against the entity in accordance with its terms.

(d)	Neither the execution, the delivery or performance of the Agreement conflicts with any applicable law, any organizational document, or any agreement, judgment, license, order or permit applicable to or binding upon the entity or any of its properties, except for any consents required to be obtained by the Armstrong Entities in respect of any leasehold interests in and to the Subject Assets.

(e)	No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by the entity in connection with the execution, delivery, or performance by the entity of the Agreement and, the consummation by it of the transactions contemplated hereby.

9. Representations of the Thoroughbred Entities. The Thoroughbred Entities hereby represent and warrant as of the date hereof and the Closing Date, as follows:

(a)	Each of the Thoroughbred Entities is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)	Each of the Thoroughbred Entities has all power and authority to enter into the Agreement and any ancillary documents contemplated herein, and the Agreement and the transactions contemplated herein have been approved by all requisite action by its members or managers as required.

(c)	The Agreement constitutes a legal, valid and binding obligation of each of the Thoroughbred Entities, enforceable against each entity in accordance with its terms.

(d)	Neither the execution, the delivery or performance of the Agreement conflicts with any applicable law, any organizational document, or any agreement, judgment, license, order or permit applicable to or binding upon each of the Thoroughbred Entities.

(e)	No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by each of the Thoroughbred Entities in connection with the execution, delivery, or performance by each of the Thoroughbred Entities of the Agreement and, the consummation by it of the transactions contemplated hereby.

10. Arbitration. Any disagreement between the Parties arising hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A panel of three arbitrators, knowledgeable with the coal industry in the West Kentucky area, shall be named, one to be selected by the Armstrong Entities, one to be selected by the Thoroughbred Entities, and one to be selected by the other two arbitrators. If the two arbitrators appointed by the Armstrong Entities and the Thoroughbred Entities cannot agree on the selection of the third neutral arbitrator selection of such arbitrator shall be made by the American Arbitration Association. The non-prevailing party shall be responsible for the reasonable expenses, fees and costs (including, without limitation, reasonable attorney’s fees) incurred by the Parties in such arbitration. With regard to any monetary sum or quantum measurement such as fair market values, coal tonnages or reserves, the figures determined by each of the arbitrators shall be averaged and the determination which differs most from said average shall be excluded; the remaining two determinations shall then be averaged and such average shall be final and conclusive.

11. Miscellaneous.

(a)	Further Assurances. Each party to the Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be necessary to carry out the provisions of the Agreement.

(b)	Amendment. The Agreement may not be amended in whole or in part except by the written agreement of the Parties.

(c)	Assignment. Except as otherwise specifically provided, the Agreement and any right hereunder, shall not be assigned by any party hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

(d)	Severability. If any clause or provision of the Agreement is illegal, invalid, or unenforceable under any present or future law, the remainder of the Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible which is legal, valid and enforceable.

(e)	Binding Effect. The Agreement will inure to the benefit of and bind the respective heirs, legal representatives, successors and permitted assigns of the Parties.

(f)	Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

(i)	If to the Armstrong Entities:

7733 Forsyth Blvd, Suite 1625

St. Louis, Missouri 63105

Attn: Martin D. Wilson

Facsimile: (314) 721-8211

(ii)	If to the Thoroughbred Entities:

7733 Forsyth Blvd, Suite 1625

St. Louis, Missouri 63105

Attn: J. Hord Armstrong, III

Facsimile: (314) 721-8211

(g)	Governing Law; Venue. THE AGREEMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KENTUCKY, EXCLUDING THAT BODY OF LAW PERTAINING TO CONFLICTS OF LAW.

(h)	Counterparts. The Agreement may be executed in multiple counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Facsimile signatures shall be effective as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned, by its duly authorized person, has executed this Agreement as of the date first above written.

ARMSTRONG COAL COMPANY, INC.

By:	/s/ Martin D. Wilson
Martin D. Wilson, President

THOROUGHFARE MINING, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

WESTERN DIAMOND LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

WESTERN LAND COMPANY, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

WESTERN MINERAL DEVELOPMENT, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

CERALVO HOLDINGS, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

THOROUGHBRED RESOURCES, L.P.

By: ELK CREEK GP, LLC, its General Partner

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

EXHIBIT A

SUBJECT ASSETS

The Subject Assets shall mean all of the coal reserves and real property described in, and conveyed, demised or otherwise granted in or under the following deeds and instruments to the Armstrong Entities, subject to all rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations, conveyances and exceptions which are of record from time to time, and to all rights of persons in possession, and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the property at such time:

Original Properties

(i) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 369, in the Office of the Ohio County Clerk;

(ii) The Partial Assignment of Coal Mining Lease from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC dated September 19, 2006, of record in Deed Book 363, page 428, in the Office of the Ohio County Clerk;

(iii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 414, in the Office of the Ohio County Clerk;

(iv) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 393, in the Office of the Ohio County Clerk;

(v) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 403, in the Office of the Ohio County Clerk;

(vi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 284, in the Office of the Muhlenberg County Clerk, and the Deed of Confirmation between Central States Coal Reserves of Kentucky, LLC, Western Diamond LLC and Armstrong Coal Reserves, Inc., dated September 30, 2007, of record in Deed Book 531, page 205, in the Office of the Muhlenberg County Clerk;

(vii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 368, page 17, in the Office of the Ohio County Clerk, and the Deed of Correction between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal

Company, LLC and Western Diamond LLC, of record in Deed Book 369, page 759, in the Office of the Ohio County Clerk;

(viii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 320, in the Office of the Muhlenberg County Clerk;

(ix) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 524, page 505, in the Office of the Muhlenberg County Clerk;

(x) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 365, page 36, in the Office of the Ohio County Clerk;

(xi) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 524, page 523, in the Office of the Muhlenberg County Clerk, as amended and restated in Deed Book 527, page 186, in the Office of the Muhlenberg County Clerk;

(xii) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 365, page 57, in the Office of the Muhlenberg County Clerk;

(xiii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, Ohio County Coal Company, LLC and Grand Eagle Mining, Inc. to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 367, page 1, in the Office of the Ohio County Clerk;

(xiv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 118, in the Office of the Muhlenberg County Clerk, as corrected by Deed of Correction dated September 30, 2007, of record in Deed Book 531, page 213, in the Office of the Muhlenberg County Clerk; and

(xv) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 161, in the Office of the Muhlenberg County Clerk.

Added Properties

(i) The Correction Coal Mining Lease (Kentucky #9 Coal) from Cyprus Creek Land Resources, LLC to Armstrong Coal Company, Inc. dated July 25, 2011, a short form of which is of record in Deed Book 554, Page 9 in the Office of the Muhlenberg County Clerk;

(ii) The Corporation Special Warranty Deed from Cyprus Creek Land Resources, LLC to Armstrong Coal Company, Inc. dated December 29, 2011 and of record in Deed Book 556, Page 412 in the Office of the Muhlenberg County Clerk;

(iii) The Underground Coal Mining Lease from Cyprus Creek Land Resources, LLC to Armstrong Coal Company, Inc., dated December 29, 2011, a memorandum of which is of record in Deed Book 556, Page 436 in the Office of the Muhlenberg County Clerk;

(iv) The Underground Coal Mining Sublease from Cyprus Creek Land Resources, LLC to Armstrong Coal Company, Inc., dated December 29, 2011, a memorandum of which is of record in Deed Book 556, Page 421 in the Office of the Muhlenberg County Clerk;

(v) The Underground Coal Mining Le ase and Sublease from Cyprus Creek Land Resources, LLC to Armstrong Coal Company, Inc., dated December 29, 2011, a memorandum of which is of record in Deed Book 556, Page 428 in the Office of the Muhlenberg County Clerk;

(vi) The Coal Mining Lease from Duncan Family Mineral, LLC to Armstrong Coal Company, Inc. dated October 2, 2013, a short form of which is of record in Deed Book 566, Page 404 in the Office of the Muhlenberg County Clerk;

(vii) The Underground Coal Mining Lease (CCLR # 8 Coal Lease) between Cyprus Creek Land Resources, LLC and Armstrong Coal Company, Inc. dated October 17, 2013, a Memorandum of which is of record in Deed Book 566, Page 51 in the Office of the Muhlenberg County Clerk; and

(viii) The Agreement of Lease dated January 6, 2014, from TALMAR, LLC, a Florida limited liability company authorized to transact and conduct business in the Commonwealth of Kentucky under the name of TALMAR of FL, LLC; and J. L. Rogers Family, LLC; and James L. Rogers, III and Mary M. Rogers; and Sue Rogers Johnson; and Anne F. Rogers Family, LLC (collectively the “Lessors”); to Thoroughfare Mining, LLC, a memorandum of which is of record in Lease Book 98, Page 475, in the office of the Clerk of Muhlenberg County, Kentucky.